Exhibit h.12.d

AMENDMENT

To

Transfer Agency and

Service Agreement

Between

Each of the Entities, Individually and not Jointly, as
Listed on Schedule A and SS&C GIDS, Inc.

This Amendment is made as of this 25th day of March, 2025, to be effective March 1, 2025 (the “Effective Date”) between Each of the Entities, Individually and not Jointly, as listed on Schedule A (collectively, the “Funds” and individually, the “Fund”) and SS&C GIDS, Inc. (the “Transfer Agent”). The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated January 1, 2013, as amended, (the “Agreement”). In accordance with Section 16.1 (Amendment) and Section 17 (Additional Portfolios/Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of March 1, 2025; and

2.	SS&C GIDS, Inc. is successor in interest to DST Asset Manager Solutions, Inc. Any reference to DST Asset Manager Solutions in the Agreement shall be replaced with SS&C GIDS, Inc.

3.	SS&C GIDS, Inc. is successor in interest to Boston Financial Data Services, Inc. Any reference to Boston Financial Data Services, Inc. in the Agreement shall be replaced with SS&C GIDS, Inc.

4.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “March 1, 2025 Amendment”) except as specifically revised by this Amendment; and

5.	Except as specifically set forth in this March 1, 2025 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

Madison Asset Management, LLC

IN WITNESS WHEREOF, the parties hereto have caused this March 1, 2025 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES,
INDIVIDUALLY AND NOT
JOINTLY AS LISTED ON
SCHEDULE A		SS&C GIDS, INC.

By:	/s/ Brandon Redwing	By:	/s/Nick Wright

Name:	Brandon Redwing	Name:	Nick Wright

Title:	Asst Secretary	Title:	Authorized Signatory
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Madison Asset Management, LLC

SCHEDULE A

Dated: March 1, 2025

Fund	Portfolio Name
Madison Funds	Conservative Allocation Fund
(Delaware Business Trust)	Moderate Allocation Fund
Aggressive Allocation Fund
Core Bond Fund
Diversified Income Fund
Covered Call & Equity Income Fund (f/k/a Equity Income)
Large Cap Fund
Mid Cap Fund
Small Cap Fund
High Quality Bond Fund
Dividend Income Fund
Tax-Free National Fund

Ultra Series Fund	Conservative Allocation Fund
(Massachusetts business trust)	Moderate Allocation Fund
Aggressive Allocation Fund
Core Bond Fund
High Income Fund
Diversified Income Fund
Large Cap Value Fund
Large Cap Growth Fund
Mid Cap Fund
International Stock Fund
Target Retirement 2020 Fund
Target Retirement 2030 Fund
Target Retirement 2040 Fund
Target Retirement 2050 Fund

Madison Asset Management, LLC